Testing the Waters Materials Related to Series #SACHS1

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#SACHS1

TOM SACHS ROCKET FACTORY “GAMECHANGER” (NFT)

THIS INITIAL OFFERING IS COMING SOON!

Tom Sachs
ROCKET FACTORY

CURRENT VALUE: $26,500

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL

#SACHS1

TOM SACHS ROCKET FACTORY "GAMECHANGER" (NFT)

C.O.A. SPECS

FINANCIALS

Initial Offering Share Price	$10.00
Number of Shares	2,650
Initial Offering Market Cap.	$26,500
Storage Location	Rally MetaMask Institutional Wallet

ASSET SPECIFICATIONS

Creator	Tom Sachs
NFT	Rocket Factory
Unique Name	Gamechanger

#SACHS1 | $26.5K

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"Tom Sachs' Rocket Factory NFT series is a perfect example of a concept that extended from the virtual to the physical domain."

Forbes

FORBES

November 2021

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#SACHS1

TOM SACHS ROCKET FACTORY "GAMECHANGER" (NFT)

Tom Sachs earned a name for himself as one of the most innovative and revered contemporary artists in the world thanks to his DIY sculptures and collaborations with brands like Nike. Sachs brought his talents to the NFT world with his Rocket Factory collection in June 2021. Only 1,000 Complete Rockets can ever be made, requiring collectors to assemble three component NFTs — each featuring 1 of 30 brand logos. Holders of Complete Rockets are given a choice to launch a replica version of their NFT in the real world. #SACHS1 is a Complete Rocket "Gamechanger" NFT. With all three components featuring the USPS brand, #SACHS1 is considered a "Perfect" rocket.

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#SACHS1 | *Visuals*

Tiffany & Co. purchased a Sachs Rocket Factory NFT in March 2022, announcing it was their first foray into the NFT space.

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COMING SOON

RSE Archive, LLC is "testing the waters" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. "Share" or "Stock" refers to interests in a series of RSE Archive, LLC. This communication does not constitute a solicitation to purchase or an offer to sell securities - visit our website rallyrd.com for full terms & conditions. Full details and disclaimers on http://rallyrd.com/disclaimer.

DESCRIPTION OF SERIES TOM SACHS ROCKET FACTORY “GAMECHANGER” NFT

Investment Overview

•Upon completion of the Series #SACHS1 Offering, Series #SACHS1 will purchase a Tom Sachs Rocket Factory “Gamechanger” NFT with USPS Brand for Series #SACHS1 (The “Series Tom Sachs Rocket Factory “Gamechanger” NFT” or the “Underlying Asset” with respect to Series #SACHS1, as applicable), the specifications of which are set forth below.

•Non-fungible tokens (NFT) are unique digital assets that exist on a blockchain (a distributed public ledger) and are used to represent tangible and intangible items such as art, sports highlights, and virtual avatars.

•The Tom Sachs Rocket Factory NFT collection is made up of 3,000 component based NFTs branded with 1 of 30 unique brands of differing rarity.  According to Rocket Factory’s Medium page: “A Rocket is composed of three Component NFTs: a Nose Cone, a Body, and a Tail Assembly. A Nose Cone, a Body, and a Tail Assembly may be combined to form a Completed Rocket NFT. The Component NFTs are burned, and a Completed Rocket NFT is minted.”

•The Underlying Asset is a Tom Sachs Rocket Factory “Gamechanger” NFT with USPS Brand.

Asset Description

Overview & Authentication

•Tom Sachs is an American artist.  According to Artnet.com, “Tom Sachs is a contemporary American artist whose work both addresses and participates in the fetishization of consumer culture. Employing a variety of materials, including foamcore, bronze, plywood, automotive paint, and glue, Sachs often reconstructs or repurposes luxurious or iconic brands and objects from history and popular culture.”

•Tom Sachs was born on July 26, 1966, in New York, NY.  He graduated from Bennington College in Vermont before studying architecture in London and furniture design in Los Angeles.

•According to TomSachs.com: “Morris-Healy Gallery hosts the artist’s first solo exhibition in New York, featuring a series of works cobbled together in Sachs’ bespoke technique – from duct tape and phone books, to plywood and luxury packaging.”

•In May of 2012, Tom Sachs entered into an ongoing collaboration with Nike.  According to Nike.com, “Anyone familiar with Tom Sachs scrappy make-it-yourself sculpture (some call it bricolage) might find the idea of him collaborating with the biggest sporting goods brand on the planet, in the universe, an unlikely partnership. What he, as an artist, considers a large edition size, Nike runs off in prototypes testing iterations of a new sneaker. And yet born from the dynamic between Tom's D.I.Y. aesthetic and the wide reaching Nike brand, comes an artisanal capsule collection, NIKECraft.”

•Premiering at the New York Metrograph Theater on March 18, 2016, A Space Program, is a 72-minute film that follows internationally acclaimed artist Sachs as he introduces his studio and methods, specifically for the ongoing Space Program series.

•From September 8 – October 13, 2007, Tom Sachs launched the first of his Space Program art exhibitions.  It was his first exhibition at the Gagosian Gallery in Beverly Hills, CA.  According to Gagosian.com: “Experimenting with models of varying scale (Lunar Module (1:18), 1999; Crawler, 2003) has culminated in the realization of his own life-size SPACE PROGRAM. Pirating the milestone in collective memory when man took his first walk on the moon, Sachs reconstructs its key components, built to scale his way. By recollecting this historic event as a custom-made experience from the free domain of public imagination, he renders it totally in and of our time, charged by a vigorous artistic idiom that is ambivalent to the core.”

•According to the official Rocket Factory Medium page, “The Rocket Factory, and all of the NFTs it generates, are artworks. These artworks draw on the foundation of sculpture and painting Tom has made for over thirty years. We see no difference between this project and a Tom Sachs sculpture at MoMA. We are proud to announce Tom Sachs’ Genesis NFT collection.”

•According to HighSnobriety.com: “Head to the Tom Sachs Rocket Factory website to pick up your own custom build so you can match Pharrell Williams, who tweeted out his purchase of a Chanel-branded rocket, a worthy pickup for the luxury label's longtime pal.”

•According to Wallpaper.com: “Tom Sachs’ brilliantly imaginative Rocket Factory marks the American artist’s foray into the world of NFTs, and scoops ‘Best Rocket Launch’ at this year’s Wallpaper* Design Awards 2022”

•On March 27, 2022 Tiffany makes Rocket Factory NFT, “Okapi” their twitter avatar and announces the Sachs NFT with Tiffany branding marks their entry into the NFT Space.

•The Underlying Asset is accompanied by proof of ownership stored on the Ethereum blockchain.

Notable Features

•The Underlying Asset is a Tom Sachs Rocket Factory “Gamechanger” NFT with USPS Brand.

•The Underlying Asset consists of the following attributes: USPS (Body Brand), USPS (Nose Cone Brand), USPS (Tail Assembly Brand), No (Launched), Perfect Rocket (Type), and Rockets (Collection).

•The Underlying Asset was minted on January 20, 2022.

Notable Defects

•The Underlying Asset is consistent with the description provided by World of Women and proof of ownership stored on the Ethereum blockchain.

Details

Series Tom Sachs Rocket Factory “Gamechanger” NFT
Creator	Tom Sachs
NFT	Rocket Factory
Unique Name	Gamechanger
Feature	USPS (Body Brand)
Feature Rarity	3% Have This Trait
Feature	USPS (Nose Cone Brand)
Feature Rarity	3% Have This Trait
Feature	USPS (Tail Assembly Brand)
Feature Rarity	3% Have This Trait
Feature	No (Launched)
Feature Rarity	33% Have This Trait
Feature	Perfect Rocket (Type)
Feature Rarity	37% Have This Trait
Feature	Rockets (Collection)
Feature Rarity	45% Have This Trait
Proof of Ownership	Ethereum Blockchain

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series Tom Sachs Rocket Factory “Gamechanger” NFT going forward.